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                                                                     Exhibit 4.1

                          FIRST SUPPLEMENTAL INDENTURE

      FIRST SUPPLEMENTAL INDENTURE (this "Supplemental Indenture"), dated as of September 30, 2004, among Ameristar Casino Black Hawk, Inc., a Colorado corporation, and Richmond Street Development, Inc., a Pennsylvania corporation (collectively, the "Guaranteeing Subsidiaries" and each, a "Guaranteeing Subsidiary"), each, a subsidiary of Ameristar Casinos, Inc., a Nevada corporation (the "Company"), the Company, the other Guarantors (as defined in the Indenture referred to herein) and U.S. Bank National Association, as trustee under the indenture referred to below (the "Trustee").

                               W I T N E S S E T H

      WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture, dated as of February 2, 2001, as amended, supplemented or otherwise modified from time to time (the "Indenture"), providing for the issuance of 10 3/4% Senior Subordinated Notes due 2009 (the "Notes");

      WHEREAS, the Indenture provides that under certain circumstances each Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which each Guaranteeing Subsidiary shall unconditionally guarantee all of the Company's Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the "Note Guarantee"); and

      WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

      NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiaries and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

      1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

      2. AGREEMENT TO GUARANTEE. Each Guaranteeing Subsidiary hereby agrees as follows:

            (a) Along with all Guarantors named in the Indenture, to jointly and severally guarantee, subject to Article 12 of the Indenture, to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, that:

                  (i) the principal of and interest on the Notes will be
            promptly paid in full when due, subject to any applicable grace period, whether at maturity, by acceleration or otherwise, and interest on the overdue principal, if any, and interest on any interest, if any, to the extent lawful, of the Notes and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

                  (ii) in case of any extension of time of payment or renewal of any of the Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, subject to any applicable grace period, whether at stated maturity, by acceleration or otherwise, subject, however, in the case of clause (i) above and this clause
            (ii), to the limitations set forth in Section 11.05 of the
            Indenture.
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            (b) The obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or the Indenture, the absence of any action to enforce the same, any waiver or consent by any of the Holders with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.

            (c) The following is hereby waived: diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever.

            (d) This Note Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes, the Indenture and this Note Guarantee, and each Guaranteeing Subsidiary accepts all obligations of a Guarantor under the Indenture.

            (e) If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors, or any Custodian, Trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors, any amount paid by the Company or any Guarantor to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

            (f) As between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 of the Indenture for the purposes of this Note Guarantee and (y) in the event of any acceleration of such obligations as provided in Article 6 of the Indenture, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee.

            (g) Pursuant to Section 11.05 of the Indenture, after giving effect to all other contingent and fixed liabilities of such Guarantor (including, but not limited to, the Guarantor Senior Debt of such Guarantor) and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to Section 11.07 of the Indenture, this Note Guarantee shall be limited to the maximum amount permissible such that the obligations of such Guarantor under this Note Guarantee will not constitute a fraudulent transfer or conveyance.

            (h) Pursuant to Section 11.07 of the Indenture, each Funding Guarantor shall be entitled to a contribution from all other Guarantors in a pro rata amount based on the Adjusted Net Assets of each Guarantor (including the Funding Guarantor) for all payments, damages and expenses incurred by that Funding Guarantor in discharging the Company's obligations with respect to the Obligations.

            (i) Pursuant to Section 11.08 of the Indenture, each Guarantor irrevocably waives any claim or other rights which it may now or hereafter acquire against the Company that arise from the existence, payment, performance or enforcement of such Guarantor's obligations under the Guarantee and the Indenture, including, without limitation, any right of subrogation, reimbursement, exoneration, indemnification, and any right to participate in any claim or remedy of any Holder against the Company, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including, without limitation, the right to take or receive from the Company, directly or indirectly, in cash or other property or by setoff or in any other manner, payment or security on account of such claim or other rights unless and until the Notes shall have been paid in full. If any amount shall be paid to any Guarantor in violation of the preceding sentence and the


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      Notes shall not have been paid in full, such amount shall be deemed to have been paid to such Guarantor for the benefit of, and held in trust for the benefit of, the Holders, and shall, subject to the provisions of
      Article 10, Section 11.02 and Article 12 of the Indenture, forthwith be paid to the Trustee for the benefit of such Holders to be credited and applied upon the Notes, whether matured or unmatured, in accordance with the terms of the Indenture. Each Guaranteeing Subsidiary acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and that the waiver set forth in this Section 2(i) is knowingly made in contemplation of such benefits.

      3. EXECUTION AND DELIVERY. Each Guaranteeing Subsidiary agrees that this Note Guarantee shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of this Note Guarantee.

      4. EACH GUARANTEEING SUBSIDIARY MAY CONSOLIDATE, ETC. ON CERTAIN TERMS.

      (a) Neither Guaranteeing Subsidiary (other than a Guaranteeing Subsidiary whose Guarantee is to be released in accordance with the terms of this Note Guarantee and the Indenture in connection with any sale of such Guaranteeing Subsidiary in a transaction complying with Section 4.10 of the Indenture) will, and the Company will not cause or permit either Guaranteeing Subsidiary to, consolidate with or merge with or into any Person other than the Company or any other Guarantor that is a Wholly Owned Restricted Subsidiary unless:

            (i) the entity formed by or surviving any such consolidation or merger (if other than such Guaranteeing Subsidiary) or to which such sale, lease, conveyance or other disposition shall have been made is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia;

            (ii) such entity assumes by supplemental indenture all of the obligations of such Guaranteeing Subsidiary on this Note Guarantee; and

            (iii)immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.

      (b) Any merger or consolidation of a Guaranteeing Subsidiary with and into the Company (with the Company being the surviving entity) or another Guarantor that is a Wholly Owned Restricted Subsidiary of the Company need only comply with clause (4) of Section 5.01 of the Indenture.

      5. RELEASES.

      (a) In the event of a sale or other disposition of all of the properties and assets of any Guarantor, by way of merger, consolidation or otherwise, the sale of all of the Capital Stock of a Guarantor, whether by way of merger, consolidation or otherwise, in either case provided that such sale or other disposition complies with Section 4.10 (other than provisions for future application of the Net Cash Proceeds), or in the event of the designation of any Guarantor as an Unrestricted Subsidiary in accordance with the Indenture, the Guarantor's Note Guarantee will be released.

      (b) The Trustee shall promptly deliver an appropriate instrument evidencing such release upon receipt of a request by the Company accompanied by an Officers' Certificate certifying as to the compliance with Section 11.04 of the Indenture.


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      (c) Any Guarantor not so released shall remain liable for the full amount of principal of and interest on the Notes as provided in Article 11 of the Indenture.

      6. NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, employee, incorporator or stockholder of either Guaranteeing Subsidiary, as such, shall have any liability for any obligations of the Company or such Guaranteeing Subsidiary under the Notes, the Note Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note and Note Guarantee waives and releases all such liability.

      7. NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW) TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

      8. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

      9. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

      10. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiaries and the Company.


                            [Signature Page Follows]


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      IN WITNESS WHEREOF, the parties hereto have caused this Supplemental
Indenture to be duly executed and attested, all as of the date first above written.

Dated:  September 30, 2004

                                 AMERISTAR CASINO BLACK HAWK, INC.



                                 By: /s/ Peter C. Walsh
                                     -------------------------------
                                 Name:  Peter C. Walsh
                                 Title: Vice President

                                 RICHMOND STREET DEVELOPMENT, INC.,



                                 By: /s/ Peter C. Walsh
                                     -------------------------------
                                 Name:  Peter C. Walsh
                                 Title:  Vice President

                                 AMERISTAR CASINOS, INC.




                                 By: /s/ Peter C. Walsh
                                     -------------------------------
                                 Name:   Peter C. Walsh
                                 Title:  Senior Vice President / General Counsel

                                 AMERISTAR CASINO COUNCIL BLUFFS, INC.
                                 AMERISTAR CASINO LAS VEGAS, INC.
                                 AMERISTAR CASINO VICKSBURG, INC.
                                 AMERISTAR CASINO ST. LOUIS, INC.
                                 AMERISTAR CASINO KANSAS CITY, INC.
                                 AMERISTAR CASINO ST. CHARLES, INC.
                                 CACTUS PETE'S, INC.
                                 A.C. FOOD SERVICES, INC.
                                   as Guarantors

                                 By: /s/ Peter C. Walsh
                                     -------------------------------
                                 Name:   Peter C. Walsh
                                 Title:  Vice President



                                 U.S. BANK NATIONAL ASSOCIATION
                                   as Trustee

                                 By: /s/ R. Prokosch
                                     ----------------------------
                                     Authorized Signatory


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